EXHIBIT 99.1

BabyUniverse Announces Closing on $2 Million Equity Investment

JUPITER, Fla., Sept. 25 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Nasdaq: POSH), a leading online retailer and content publisher in the pregnancy, baby and toddler marketplace, today announced that it has closed on $2 Million in new equity financing provided by affiliates of Wyndcrest Holdings, LLC, a company controlled by BabyUniverse CEO John Textor. In connection with the financing, the company issued 263,852 shares of common stock priced at $7.58 per share, a 7.5% premium to the closing price on September 22, 2006. These funds will be used for general corporate purposes.

The shares of the common stock issued in the private placement have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. BabyUniverse has agreed to file a registration statement covering resales of the common stock by the investors.

This press release does not constitute an offer of any securities for sale.

About BabyUniverse, Inc.

BabyUniverse, Inc. (Nasdaq: POSH) is a leading online retailer and content publisher in the pregnancy, baby and toddler marketplace. Through its websites BabyUniverse.com and DreamtimeBaby.com, the company is a leading online retailer of brand-name baby, toddler and maternity products in the United States. Through its websites PoshTots.com and PoshLiving.com, the company has extended its offerings in the baby and toddler market as a leading online provider of luxury furnishings to the country’s most affluent female consumers. Through PoshCravings.com and ePregnancy.com, BabyUniverse has also established a widely recognized platform for the delivery of content and new media resources to a national audience of expectant parents. BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the Company intends to leverage its efficient and growing e-commerce platform to acquire other female-oriented e-commerce, marketing and new media companies. The overall objective of BabyUniverse is to establish a market-leading e-commerce and new media business focused on the high-growth female marketplace.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE  BabyUniverse, Inc.
          -0-                                                  09/25/2006
          /CONTACT: Investor Relations, John Baldissera of BPC Financial Marketing, +1-800-368-1217/
          /Web site:  http://www.babyuniverse.com
                            http://investor.BabyUniverse.com
                            http://www.DreamtimeBaby.com
                            http://www.PoshTots.com
                            http://www.PoshLiving.com
                            http://www.PoshCravings.com
                            http://www.ePregnancy.com/
          (POSH)